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                                                                    EXHIBIT 10.7

                                  AMENDMENT TO
                          EMPLOYMENT AGREEMENT 11/17/00


THIS AMENDMENT to the "Employment Agreement 11/17/00" effective January 1, 2001 between INSIGHT DIRECT WORLDWIDE, INC. and JOEL BOROVAY (the "Employment Agreement") is entered into as of April 25, 2002 by and among INSIGHT SERVICES CORPORATION ("ISC"), INSIGHT DIRECT WORLDWIDE, INC. ("IDW") and JOEL BOROVAY ("Executive").

                                 R E C I T A L S

A. Executive is currently employed by IDW, a wholly owned subsidiary of Insight Enterprises, Inc. ("Parent"). (ISC is also a wholly owned subsidiary of Parent.) The terms and conditions of such employment are set forth in the Employment Agreement.

B. Effective as of April 25, 2002, the parties wish to amend the Employment Agreement as provided in this Amendment.

IN CONSIDERATION of the premises and the respective covenants and agreements of IDW, ISC and Executive contained in this Amendment, the sufficiency of which is hereby acknowledged, IDW, ISC and Executive agree as follows:

1. Amendment and Effect. Except to the extent the Employment Agreement is modified by this Amendment, it shall remain in full force and effect. Any terms beginning with an initial capital letter used in this Amendment and not otherwise defined herein shall have the meanings given them in the Employment Agreement.

2. As of the effective date of this Amendment, all references to "Company" in the Employment Agreement shall be deemed to refer to Insight Services Corporation rather than to Insight Direct Worldwide, Inc.

3. Delete Section 2 ("POSITION AND DUTIES") of the Employment Agreement in its entirety and replace with the following:

      "2.   POSITION AND DUTIES

      "(a) Job Duties. Company does hereby employ, engage and hire Executive to serve in an executive capacity, and Executive does hereby accept and agree to such employment, engagement, and hiring. Executive's duties and authority during the Employment Period shall be such executive duties as the Company's or Parent's Board of Directors (the "Board") or President (the "President") shall reasonably determine from time to time. Executive's title as of April 25, 2002 shall be Co-President of the Company, and his duties as of that date shall include responsibility for the day-to-day operations of the Company. Such title and duties may be changed from time to time by the Board or the President, provided that such duties and authority shall not be materially different than the date of this agreement; further that the authority of the Executive shall not be diminished and that the Executive shall not be demoted. Executive will report to the President. Executive will devote substantially all of his working time and effort to his duties on behalf of the Company, provided that such devotion of time shall not be materially different from Executive's devotion of time at the date of this Agreement,


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            reasonable absences because of illness, vacation, and personal and family exigencies excepted.

      "(b) Best Efforts. Executive agrees that at all times during the Employment Period he will faithfully, and to the best of his ability, experience and talents, perform the duties that may be required of and from him and fulfill his responsibilities hereunder pursuant to the express terms hereof. Executive's ownership of, or participation (including any board memberships) in, any entity (other than Company ) must be disclosed to the Board; provided, however, that Executive need not disclose any equity interest held in any public company or any private company that is not engaged in a competing business as defined in Section 9 of this Agreement when such interest constitutes less than one percent (1.0%) of the issued and outstanding equity of such public or private company."

4.    Add the following new Section 3(d) to the Agreement:

      "(d)  Incentive Compensation.

            "(1) Executive may be eligible for a quarterly bonus of up to $12,500 per quarter, which bonus may be granted in whole or in part. Payment of such bonus shall be determined at the sole discretion of the President of the Company.

            "(2) Executive shall also be permitted to participate in such incentive compensation plans as are adopted by the Board from time to time. Beginning on the date hereof and continuing through the Employment Period, Executive shall be entitled to an incentive bonus, calculated and payable quarterly, equal to two percent (2.00%) of the Net Earnings (as defined below) of the Company.

            "(3) For purposes of calculating Executive's incentive bonus pursuant to this Subsection (b), "Net Earnings" shall mean the net earnings of the Company calculated in accordance with accounting principles generally accepted in the United States (US GAAP). For the avoidance of doubt, Net Earnings shall be calculated after deducting (i) the "holding company allocation", (ii) interest, (iii) taxes and (iv) any incentive bonus amounts for Executive and other executives of the Company. The "holding company allocation" shall mean the quarterly allocation of Parent's and affiliate companies' expenses allocated to the Company by Parent and such affiliate companies in a manner consistent with Parent's customary practices. The amounts payable pursuant to this Subsection 3(b) shall be paid on or before thirty (30) days after the public financial reporting by Parent at the end of the applicable fiscal quarter.

            "(4) If upon final presentation of consolidated financial statements to Parent by Parent's outside Certified Public Accountants, the combined "net earnings" of the Company requires adjustment for any period for which the Executive received an incentive bonus hereunder, then, within thirty
                  (30) days after such presentation, Company or Executive, as the case may be, shall pay to the other the amount necessary to cause the net amount of incentive bonus paid to be the proper amount after adjustment; provided that if Executive shall pay Company pursuant to the provisions of this clause
                  (3), then the amount the Executive shall pay will be reduced by the taxes withheld by Company attributable to such amount ("Withheld Portion"), and the Company shall apply the Withheld Portion toward Company's withholding obligations with regard to any subsequent


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                  payments of Base Salary and incentive compensation made
                  pursuant to Sections 3(a) and 3(b) or, at Company's option, Executive shall repay to Company any remaining amount due within seven business days of Company's written request therefor. Notwithstanding the foregoing, if the presentation of consolidated financial statements referenced above occurs more than five (5) years after the last day of the period to which the original incentive bonus at issue applied, no adjustments may be made pursuant to this subsection."


THIS AMENDMENT AGREED TO AND ACCEPTED BY:

                                          ISC:
                                          INSIGHT SERVICES CORPORATION,
                                          an Arizona corporation


                                              /s/ Timothy A. Crown
                                              --------------------------------
                                          By: TIMOTHY A. CROWN,
                                              CHIEF EXECUTIVE OFFICER

                                          IDW:
                                          INSIGHT DIRECT WORLDWIDE, INC.,
                                          an Arizona corporation


                                              /s/ Timothy A. Crown
                                              --------------------------------
                                          By: TIMOTHY A. CROWN,
                                              CHIEF EXECUTIVE OFFICER





                                          /s/ Joel Borovay
                                          ------------------------------------
                                          EXECUTIVE: JOEL BOROVAY






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